Exhibit 99.1

NYSE: MMP

Date:	Aug. 5, 2008

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Partners Announces Record Quarterly Financial Results for Second Quarter

Generates 54% Higher Net Income, 34% Higher Operating Profit than Previous Year

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported record quarterly operating profit, net income and distributable cash flow.

Second-quarter 2008 operating profit of $106.1 million represented a 34% increase compared to $79.2 million for second quarter 2007. Net income grew to $94.4 million during second quarter 2008, which is a 54% increase over the $61.5 million reported for second quarter 2007.

“Even though our refined products transportation volumes were down 2.5% compared to last year, our company’s fee-based pipeline and terminal services continued to generate solid results,” said Don Wellendorf, chief executive officer. “Further, our commodity-related activities produced substantially higher profits, benefiting from increased commodity prices.”

An analysis of variances by segment comparing second quarter 2008 to second quarter 2007 is provided below based on operating margin, a financial measure that reflects operating profit before affiliate general and administrative (G&A) expense and depreciation and amortization:

Petroleum products pipeline system. Pipeline operating margin was $111.8 million, an increase of $18.9 million and a quarterly record for this segment. Transportation revenues increased between periods primarily due to higher average rates per barrel shipped. Transportation volumes increased slightly between periods as higher shipments of liquefied petroleum gases (LPGs) exceeded 2.5% lower refined products shipments during second quarter 2008. The 2008 period also benefited from higher fees earned for leased storage, capacity leases and ethanol blending services.

Operating expenses declined due to a favorable settlement of an environmental matter related to historical product releases, which resulted in the partnership reducing its liability accrual by $12.1 million during second quarter 2008, partially offset by increased maintenance expenses and $5.3 million less favorable product overages in the current period.

Product margin increased primarily due to higher fractionation margins during second quarter 2008 resulting from the sale of unprocessed transmix and increasing commodity prices, more than offsetting reduced product margin from the partnership’s supply agreement that was assigned to another party in early 2008.

Petroleum products terminals. Terminals operating margin was $26.2 million, an increase of $5.7 million. The current period benefited from increased revenues due to expansion projects and excess throughput fees at the partnership’s marine terminals and higher additive fees at its inland terminals, which more than offset lower inland throughput volumes. Operating expenses increased primarily due to higher personnel costs, property taxes and maintenance spending. Product margin increased between periods due to the sale of additional product overages.

Ammonia pipeline system. Ammonia operating margin was $3.2 million, an increase of $4.7 million. Revenues increased between periods due to higher average tariff rates and additional shipments. Operating expenses declined primarily due to lower maintenance and environmental expenses in the 2008 period.

Depreciation and amortization increased due to recent capital spending. Net interest expense decreased in the current quarter as a result of lower interest rates in part due to the partnership’s refinancing of debt in second quarter 2007, which resulted in $3.5 million of refinancing costs in the 2007 period.

Basic and diluted net income per limited partner unit was 80 cents for second quarter 2008 and 66 cents for second quarter 2007. Virtually all of the favorable impact of the $12.1 million liability reduction for the petroleum pipeline environmental settlement, which lowered operating expenses during the 2008 period, related to previously indemnified matters which the partnership has settled with a former affiliate. Because the initial expense for these items had been charged to the partnership’s general partner, the 2008 expense reduction also was allocated to the general partner, resulting in no impact to net income per limited partner unit in second quarter 2008.

Distributable cash flow, which represents the amount of cash generated during the period that is available to pay distributions, grew 25% to $96.2 million during second quarter 2008 from $77.2 million for the corresponding 2007 quarter.

Reflecting financial results to date and expectations for the remainder of 2008, management is increasing its 2008 net income per unit guidance to approximately $3.25, with a third-quarter 2008 estimate of 70 cents. This guidance includes management’s continued expectation that total 2008 petroleum products pipeline volumes will be in-line with 2007 volumes as higher LPG volumes are expected to offset about 2% lower refined products volumes this year.

Management remains committed to its stated goal of increasing distributions by 8% to 10% per year through 2010.

The partnership continues to project that the large majority of its operating margin will be generated by its fee-based operations. Including results to date and outlook for the remainder of 2008, management currently expects product margin to account for about 20% of total operating margin based on continuation of high petroleum prices. Future product margin estimates include results from the partnership’s petroleum products blending activity, transmix fractionation and terminals product overages.

Management remains focused on developing growth opportunities for the partnership. Based on the progress of expansion projects already underway, the partnership expects to spend approximately $300 million of growth capital during 2008, with spending of $170 million in 2009 and $80 million in 2010 required to complete these projects. The partnership continues to analyze potential acquisitions and more than $500 million of potential growth projects in earlier stages of development, which have been excluded from these spending estimates.

SemGroup bankruptcy

One of the partnership’s customers, SemGroup, L.P., filed for chapter 11 bankruptcy during late July. Magellan’s business activities with SemGroup and its subsidiaries included transportation and storage services as well as the sale and purchase of commodities associated with Magellan’s commodity-related activities. Amounts owed to Magellan were insignificant at the time of SemGroup’s bankruptcy filing. Additionally, the partnership mitigated its credit exposure to SemGroup through the use of letters of credit and liens against product transported in its pipeline or stored in its terminals. Management does not expect that overall demand for the partnership’s services will be materially changed as a result of SemGroup’s bankruptcy filing. As a result, management does not expect SemGroup’s financial situation to have a material adverse impact on the partnership.

An analyst call with management regarding second-quarter earnings and outlook for the remainder of 2008 is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 478-6251 and provide code 4897703. Investors also may listen to the call via the partnership’s web site at http://www.magellanlp.com/webcasts.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Aug. 11. To access the replay, dial (888) 203-1112 and provide code 4897703. The replay also will be available at http://www.magellanlp.com.

Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-generally accepted accounting principles measures of operating margin and distributable cash flow, which are important performance measures used by management to evaluate the economic success of the partnership’s operations. Operating margin reflects operating profit before G&A expense and depreciation and amortization, and distributable cash flow is an indicator of the cash available to pay distributions. Reconciliations of operating margin to operating profit and distributable cash flow to net income accompany this news release.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at projected costs; (2) price fluctuations for natural gas liquids and refined petroleum products; (3) overall demand for natural gas liquids, refined petroleum products, natural gas, oil and ammonia in the United States; (4) changes in the partnership’s tariff rates implemented by the Federal Energy Regulatory Commission, the United States Surface Transportation Board and state regulatory agencies; (5) shut-downs or cutbacks at major refineries, petrochemical plants, ammonia production facilities or other businesses that use or supply the partnership’s services; (6) changes in the throughput or interruption in service on petroleum products pipelines owned and operated by third parties and connected to the partnership’s petroleum products terminals or petroleum products pipeline system; (7) the occurrence of an operational hazard or unforeseen interruption for which the partnership is not adequately insured; (8) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; and (9) an increase in the competition the partnership’s operations encounter. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Transportation and terminals revenues	$150,070	$162,367	$293,221	$306,959
Product sales revenues	177,902	110,364	326,565	312,082
Affiliate management fee revenue	183	183	356	366

Total revenues	328,155	272,914	620,142	619,407
Costs and expenses:
Operating	60,027	56,965	121,002	112,557
Product purchases	156,588	75,292	290,568	252,860
Depreciation and amortization	15,695	17,434	31,135	34,610
Affiliate general and administrative	17,741	18,454	35,426	36,234

Total costs and expenses	250,051	168,145	478,131	436,261
Gain on assignment of supply agreement	—	—	—	26,492
Equity earnings	1,106	1,377	1,869	1,782

Operating profit	79,210	106,146	143,880	211,420
Interest expense	15,072	12,751	29,939	25,687
Interest income	(746)	(291)	(1,117)	(584)
Interest capitalized	(1,205)	(1,110)	(2,102)	(2,412)
Debt placement fee amortization	1,154	169	1,799	337
Debt prepayment premium	1,984	—	1,984	—
Other (income) expense	699	(249)	699	(249)

Income before provision for income taxes	62,252	94,876	112,678	188,641
Provision for income taxes	800	502	1,524	945

Net income	$61,452	$94,374	$111,154	$187,696

Allocation of net income:
Limited partners’ interest	$43,790	$53,736	$80,641	$113,356
General partner’s interest	17,662	40,638	30,513	74,340

Net income	$61,452	$94,374	$111,154	$187,696

Basic net income per limited partner unit	$0.66	$0.80	$1.21	$1.70

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	66,549	66,851	66,543	66,812

Diluted net income per limited partner unit	$0.66	$0.80	$1.21	$1.70

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	66,549	66,851	66,547	66,812

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Petroleum products pipeline system:
Transportation revenue per barrel shipped	$1.146	$1.169	$1.149	$1.161
Volume shipped (million barrels)	76.9	77.3	148.2	146.2

Petroleum products terminals:
Marine terminal average storage utilized (million barrels per month)	21.3	22.8	21.5	22.8
Inland terminal throughput (million barrels)	29.3	28.3	57.5	55.4

Ammonia pipeline system:
Volume shipped (thousand tons)	186	227	400	447

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Petroleum products pipeline system:
Transportation and terminals revenues	$114,385	$121,169	$221,696	$227,492
Less: Operating expenses	42,314	39,977	85,256	82,237

Transportation and terminals margin	72,071	81,192	136,440	145,255

Product sales revenues	174,471	102,585	318,736	295,482
Less: Product purchases	154,933	73,577	286,359	248,198

Product margin	19,538	29,008	32,377	47,284
Add: Affiliate management fee revenue	183	183	356	366
Equity earnings	1,106	1,377	1,869	1,782
Gain on assignment of supply agreement	—	—	—	26,492

Operating margin	$92,898	$111,760	$171,042	$221,179

Petroleum products terminals:
Transportation and terminals revenues	$32,014	$35,970	$63,763	$69,571
Less: Operating expenses	13,145	15,685	27,106	28,214

Transportation and terminals margin	18,869	20,285	36,657	41,357

Product sales revenues	3,431	7,779	7,829	16,600
Less: Product purchases	1,786	1,845	4,468	4,922

Product margin	1,645	5,934	3,361	11,678

Operating margin	$20,514	$26,219	$40,018	$53,035

Ammonia pipeline system:
Transportation and terminals revenues	$4,498	$5,986	$9,413	$11,406
Less: Operating expenses	5,981	2,812	11,520	5,066

Operating margin (loss)	$(1,483)	$3,174	$(2,107)	$6,340

Segment operating margin	$111,929	$141,153	$208,953	$280,554
Add: Allocated corporate depreciation costs	717	881	1,488	1,710

Total operating margin	112,646	142,034	210,441	282,264
Less: Depreciation and amortization	15,695	17,434	31,135	34,610
Affiliate general and administrative	17,741	18,454	35,426	36,234

Total operating profit	$79,210	$106,146	$143,880	$211,420

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.

ALLOCATION OF NET INCOME

(In thousands, unless otherwise noted)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Net income	$61,452	$94,374	$111,154	$187,696
Direct charges to the general partner:
Reimbursable general and administrative costs (a)	1,604	408	1,880	816
Previously indemnified environmental charges	622	(11,291)	2,872	(9,762)

Total direct charges (credits) to general partner	2,226	(10,883)	4,752	(8,946)

Income before direct charges (credits) to general partner	63,678	83,491	115,906	178,750
General partner’s share of income( b)	31.23%	35.64%	30.43%	36.58%

General partner’s allocated share of net income before direct charges (credits)	19,888	29,755	35,265	65,394
Direct charges (credits) to general partner	2,226	(10,883)	4,752	(8,946)

Net income allocated to general partner	$17,662	$40,638	$30,513	$74,340

Net income	$61,452	$94,374	$111,154	$187,696
Less: net income allocated to general partner	17,662	40,638	30,513	74,340

Net income allocated to limited partners	$43,790	$53,736	$80,641	$113,356

(a)	Reimbursable G&A costs for the three and six months ended June 30, 2007 include a $1.3 million unusual non-cash expense related to a payment by MGG Midstream Holdings, L.P., an affiliate indirectly owning a portion of the partnership’s general partner. This item did not impact cash available for distributions.
(b)	For periods when the distributions the partnership pays exceed its net income, the general partner’s percentage share of income is its proportion of cash distributions paid for the period. For periods when net income exceeds the cash distributions the partnership pays, the general partner’s percentage share of income is its proportion of theoretical cash distributions that equal net income (before direct charges to the general partner). For the second quarter of 2007 and 2008, a per unit theoretical cash distribution of $0.658 and $0.805, respectively, would have resulted in total distributions equal to net income before direct charges to the general partner for each period. The general partner’s share of net income for the six months ended June 30, 2007 is based on its share of actual distributions paid for the first quarter and theoretical distributions for the second quarter. The general partner’s share of net income for the six months ended June 30, 2008 is based on its share of theoretical distributions for the first and second quarters of the year.

MAGELLAN MIDSTREAM PARTNERS, L.P.

DISTRIBUTABLE CASH FLOW

(Unaudited, in millions)

		Three Months Ended June 30,		Six Months Ended June 30,
		2007	2008	2007	2008
Net income		$61.5	$94.4	$111.2	$187.7
Add:	Depreciation and amortization (1)	16.8	17.6	32.9	34.9
	Equity-based incentive compensation (2)	2.2	1.4	1.6	(1.0)
	Direct charges (credits) to general partner	2.2	(10.9)	4.7	(9.0)
	Asset retirements and impairments	3.5	1.6	4.4	1.7
Less:	Maintenance capital (net of expected reimbursements and indemnified spending) (3)	8.6	7.4	13.9	14.8
	Gain on assignment of supply agreement	—	—	—	26.5
	Other	0.4	0.5	1.9	0.5

Distributable cash flow (4)		$77.2	$96.2	$139.0	$172.5

(1)	Depreciation and amortization includes debt placement fee amortization.
(2)	Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow purposes. Total equity-based incentive compensation expense for the six months ended June 30, 2007 and 2008 was $5.9 million and $3.5 million, respectively. However, the figures above include an adjustment for tax withholdings paid by the partnership during first quarter 2007 and 2008 of $4.3 million and $4.5 million, respectively, for equity-based incentive compensation units that vested on the previous year end.
(3)

The partnership paid the following additional amounts for indemnified maintenance capital projects related to its indemnification settlement or for which it expects third-party reimbursement: for the three months ended June 30, 2007 and 2008, $1.1 million and $3.2 million, respectively; and for the six months ended June 30, 2007 and 2008, $2.1 million and $3.5 million, respectively.

(4)	Distributable cash flow does not include fluctuations related to working capital or spending for which the partnership has received, or expects to receive, reimbursement through third party indemnifications. Through June 30, 2007 and 2008, the partnership has either paid or accrued liabilities totaling $82.5 million and $80.2 million, respectively, which were covered by an indemnification settlement for which the partnership has received the full amount of $117.5 million.